  Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pacific Ethanol, Inc. of our report dated March 31, 2011, relating to our audits of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2010.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP
Irvine, California
August 29, 2011